UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2012

CRYO-CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2012, Cryo-Cell International, Inc. (the “Company”) entered into a one-year employment agreement (the “Employment Agreement”) with Oleg Mikulinsky, as the Company’s Chief Information Officer. The one-year term of the Employment Agreement will be automatically extended for additional one-year periods unless, at least 30 days prior to the end of the then-current term, either party notifies the other in writing of its intent not to renew the agreement.

Under his Employment Agreement, Mr. Mikulinsky will receive a base salary of $149,500 for the initial one-year term of the Employment Agreement. At all times during the term of his Employment Agreement (as the same may be extended), Mr. Mikulinsky will be eligible for discretionary merit increases and base salary adjustments, in addition to discretionary annual bonuses awarded at the discretion of the compensation committee of the Company’s board of directors. Under the Employment Agreement, Mr. Mikulinsky will also be eligible for long-term incentive awards provided to the Company’s senior executives generally, on terms finally determined by the compensation committee of the Company’s board of directors.

In addition to base salary, the Employment Agreement provides a signing bonus in the form of non-qualified stock options. Accordingly, on March 5, 2012, Mr. Mikulinsky was granted stock options to acquire 40,000 shares of Company common stock at $2.05 per share, which was the closing price of the Company’s stock on that day. One-third of the award is vested on the day of grant, one-third becomes vested on the first anniversary of the grant date, and one-third becomes vested on the second anniversary of the grant date. If specified performance targets are achieved at the “stretch” level, and if Mr. Mikulinsky is still employed by the Company as of March 4, 2014, then Mr. Mikulinsky will receive a grant of non-qualified stock options of up to 40,000 shares. Such grants shall have a grant price equal to $2.05, which is the closing price of the Company’s stock on March 5, 2012.

In the event of a termination of employment of Mr. Mikulinsky upon or within one-year of a Change in Control (as defined in the Employment Agreement), or prior to the Change in Control if the termination was related to the Change in Control, if the termination was by the Company without cause or was by executive due to being requested to accept without cause a demotion or relocation, the executive will be entitled to receive the following: (i) all earned compensation through the date of termination (or, if greater, on the date immediately preceding a Change in Control); and (ii) 12 months of base salary as in effect on the termination date (or, if greater, base salary in effect immediately prior to the Change in Control).

Under the Employment Agreement, the Company will also provide certain other benefits to the executive, including continued participation in all applicable Company benefit plans and payment of reasonable business expenses.

In the Employment Agreement, the executive agreed not to compete with the Company or solicit its customers, clients or employees during the term of their respective Employment Agreements and for a 12-month period following the termination of their employment under their respective Employment Agreements.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement that is attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

Financial Statements of Businesses Acquired.	Not Applicable.

Pro Forma Financial Information	Not Applicable.

Shell Company Transactions	Not Applicable.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Oleg Mikulinsky dated March 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.

DATE: March 9, 2012	By:	/s/ Jill Taymans

Jill Taymans

Vice President, Finance, Chief Financial Officer